Exhibit 10.18
(English Translation)

SALES AGENT COOPERATION AGREEMENT

PARTY A:

PARTY B:

Based on the principle of mutual benefits, good-faith cooperation and mutual development, both parties concluded the agreement under which Party B agreed to act as a direct sales agent of Party A in 2007 as follows:

1. Product Name and Quantity

Party A promises to supply Party B the following products& quantity between ______ and __________ 2007:

Acid pickled steel___________, HDG series: _______, PPGI series: ______. Party B shall purchase the products from Party A in an roughly equal number each month. The purchase volume shall be adjusted if Party A makes supply adjustment due to an equipment failure.

2. Guaranty Deposit

Party B shall pay 300,000RMB to Party A within 5 business days as a guaranty deposit after the agreement takes effective. The payment of deposit locks in the quantity of Party A’s products that Party B shall be able to receive but not the price, and shall not be used to offset all or part of the purchase price. The supply price shall be provided by Party A. Party B has the right of first refusal with respect to the renewal of the agreement upon the expiration of this agreement. Guaranty deposit and its generated interests (calculated based on the interest rate of bank demand deposit) shall be credited back to Party B if both parties decide not to extend the agreement upon its termination.

3. Cooperation Procedure and Operation Manner

(1) For the monthly order, Party B shall submit a written purchase order indicating the name, specification, and quantity to Party A no later than the 15th of the month which immediately precedes the month that Party B’s monthly purchase order is applicable. The delivery of the order shall be completed no later than the 30th of each month.

(2)Party B shall pay the down payment within 3 business day after Party A accepts Party B’s order. The balance shall be paid off upon the delivery. The amount of down payment shall equal to the amount of 1,000 RMB per metric ton multiplied by monthly ordered volumes.

(3)Party A shall announce the supply price between the 25th and the 30th of the month which immediately precedes the month that the monthly purchase order is applicable. The supply price shall be close to the market price. Party A shall enter into a sales agreement with Party B each month. The name and specification of the products shall not be changed once the monthly sales agreement takes into force. If necessary, the date of delivery may be re-scheduled based on the mutual agreement of both parties.

(4)Party B shall submit purchase order to Party A monthly. Party B has the obligation to purchase from Party A at least 90% of agreed volume of the products each month. Party B will be liable for the breach of agreement if Party B fails to fulfill the agreement including the failure to reach a monthly sales agreement, to make the payment, and meet the targeted purchase volume.

In the event that Party B breaches the agreement, ______________. Party B’s qualification as direct sales (agent) may be automatically revoked if Party B defaults for three times. Party B shall be deemed to meet the purchase target if Party A fails to provide agreed quantities. Party B shall accordingly obtain the monthly sales commission based on the actual purchase volumes.

(5) Party B shall make the order within the scope of the production capacity of Party A. The special order of products with customized specification from Party B will be conditioned upon the approval of Party A. Party B shall agree to purchase the exceeding volumes of products with customized specification produced by Party A.

(6)Party B shall be responsible for the payment once Party B signs the contract. The payment method shall be T/T or bank’s draft.

4. Preferential policies

(1)The direct sales agent shall be entitled to receive a 100 RMB per metric ton discount on the supply price provided by Party A.

(2) The direct sales agent shall be entitled to sales commissions provided by Party A. For acid pickled products, Party B shall be entitled to receive the sales commission in an amount of 20RMB per metric tons with a monthly order for less than 1,000 metric tons and 30RMB per metric tons with a monthly order for more than 1,000 metric tons. For HDG products, Party B shall be entitled to receive the sales commission in an amount of 30RMB per metric tons and 50RMB per metric with a monthly order for less than 500 metric tons and in excess of 500 metric tons respectively. For PPGI products, Party B shall be entitled to receive the sales commission in an amount of 40RMB per metric tons and 80RMB per metric with a monthly order for less than 300 metric tons and in excess of 300 metric tons, respectively.

(3)The amounts of sales commission shall be settled and paid quarterly; the sales commission of one quarter can be used to offset the purchase payment of the next quarter.

(4)Supply price shall not be adjusted if the market price increases. Party A shall adjust the supply price and credit Party B for the discrepancy if the supply price is higher than the market price. The credits shall be offset against the supply price for the next month order.

(5)Party A shall give Party B the priority to receive required raw materials from Party A.

5. After-sales service and others

(1) Party A shall respond within 7 days after receiving a quality complaint from Party B.

(2)The executed location shall be Changshu city, Jiangsu Province, PRC. Any dispute arising out of this agreement shall be negotiated first between both parties, and if no agreement can be reached, either party may bring relevant lawsuit to a court within the jurisdiction of which Party A resides.

(3) There are two original copies of this agreement and each party shall hold one original. The agreement takes into effect once it is signed by both parties and attached with the corporate seal of each party. The term of this agreement is from _________to __________. .

PARTY A:
Authorized Representative:
Date:

PARTY B:
Authorized Representative:

Date:

Schedule A: Summary of Sales Agent Cooperation Agreements

Party A	Party B	Name and Quantity (metric ton) of Purchased Products	Remedies for Default	Term of the Agreement
Chiangshu Huaye Steel Strip Co. Ltd	Jiangsu Sun Rain Solar Energy Co. Ltd.	HDG: 8,000; PPGI: 2,500	Party A may refuse to pay the monthly sales commission.	01/01/2007-12/31/2007
Jiangsu Cold-rolled Technology Co., Ltd	Wuhan Yicheng Metallurgical Material Development Co., Ltd	Acid: 10,000	Party A may refuse to pay the monthly sales commission.	02/27/2007-12/31/2007
Changshu Huaye Steel Strip Co., Ltd	Changshu Tianlai Import and Export Co., Ltd.	PPGI: 3,000
Party A may:
•  confiscate 30% of the guaranty deposit if Party B defaults for the first time;
•  confiscate another 30% for the second time default;
•  confiscate the rest 40% upon the third time default.
03/01/2007-12/31/2007
Changshu Huaye Steel Strip Co., Ltd	Suzhou Yihui PPGI Co., Ltd	HDG: 6,000	Party A may: • confiscate 30% of the guaranty deposit if Party B defaults for the first time; • confiscate another 30% for the second time default; confiscate the rest 40% upon the third time default.	03/09/2007-12/31/2007
Changshu Huaye Steel Strip Co., Ltd	Wuxi Yijingda Stainless Steel Co., Ltd	PPGI: 300	Party A may: • confiscate 30% of the guaranty deposit if Party B defaults for the first time; • confiscate another 30% for the second time default; confiscate the rest 40% upon the third time default.	03/01/2007-03/01/2008
Changshu Huaye Steel Strip Co., Ltd	Wuxi Guoxing Stainless Steel Co., Ltd	PPGI: 3,000	Party A may: • confiscate 30% of the guaranty deposit if Party B defaults for the first time; • confiscate another 30% for the second time default; confiscate the rest 40% upon the third time default.	03/01/2007-12/31/2008